EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 22, 2005, in the amended Registration Statement (Amendment No. 1 to Form S-1 on Form S-11) and related Prospectus of Grubb & Ellis Realty Advisors, Inc. for the registration of 25,000,000 units.
/s/ Ernst & Young LLP
Chicago, Illinois
November 22, 2005